As filed with the Securities and Exchange Commission on May 1, 2026.

Registration Statement No. 333-290679

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5

TO

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Wealth Management System Inc.

(Exact name of registrant as specified in its charter)

British Virgin Islands	7372	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

71 Ayer Rajah Crescent #03-25

Singapore 139951

+1(570)774-5464

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

c/o Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+212 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Sanny Choi, Esq. Zoe Qiu, Esq. CFN Lawyers LLC 418 Broadway #4607 Albany, NY 12207 Tel: (646) 386 8128	Ross D. Carmel, Esq. Joy Zheng, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 26th floor New York, NY 10036 Tel: (212) 930-9700

Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act: Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 5 is being filed solely for the purpose of filing exhibits 23.1 and 99.9 to this registration statement on Form F-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and exhibit index of the Registration Statement. This Amendment No. 5 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from the Registration Statement filed on April 15, 2026, and consists only of the cover page, this explanatory note and Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

BVI law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent that any such provision may be held by the BVI courts to be contrary to public policy (such as providing indemnification against fraud or dishonesty) provided that the indemnified person acted honestly and in good faith and in what he believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

We are permitted under the BVI Act, as well as our Second Amended and Restated Memorandum and Articles, to indemnify any of our directors or officers or anyone serving at our request as a director or officer of another entity against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. We may only indemnify a director or officer if he or she acted honestly and in good faith with the view to our best interests and, in the case of criminal proceedings, the director or officer had no reasonable cause to believe that his or her conduct was unlawful.

We intend to enter into indemnification agreements with each of our directors and executive officers in connection with this Offering. Under these agreements, we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our Company.

The Underwriting Agreement also provides for indemnification of us and our officers, directors, or persons controlling us for certain liabilities.

We intend to obtain directors’ and officers’ liability insurance coverage that will cover certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Recent Sales of Unregistered Securities.

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Ordinary Shares*
Dr. Clemen Chiang	May 2, 2025	1 Ordinary Share	US$	1.00
Dr. Clemen Chiang	July 14, 2025	194,121 Class A Ordinary Shares 799,999 Class B Ordinary Shares	US$	99.41
VERMILION GATE PTE. LTD.	July 23, 2025	50,000 Class A Ordinary Shares		50,000 preference shares in Aly Pte. Ltd
ASEAN DEVELOPMENT CORPORATION LIMITED	July 23, 2025	300,837 Class A Ordinary Shares		300,837 preference shares in Aly Pte. Ltd
WANG Fengsheng	July 23, 2025	285,796 Class A Ordinary Shares		285,796 preference shares in Aly Pte. Ltd
THENG Siew Lian Lisa	July 23, 2025	114,318 Class A Ordinary Shares		114,318 preference shares in Aly Pte. Ltd
Bryan YEE Shi Song (Yu Shisong)	July 23, 2025	28,580 Class A Ordinary Shares		28,580 preference shares in Aly Pte. Ltd
Julian Eustace Chesser	July 23, 2025	57,159 Class A Ordinary Shares		57,159 preference shares in Aly Pte. Ltd
TAN Khoon Whatt Ronnie	July 23, 2025	28,580 Class A Ordinary Shares		28,580 preference shares in Aly Pte. Ltd
PACIFIC SPRING GLOBAL LIMITED	July 23, 2025	430,000 Class A Ordinary Shares		430,000 preference shares in Aly Pte. Ltd
TOH Soon Huat	July 23, 2025	50,000 Class A Ordinary Shares		50,000 preference shares in Aly Pte. Ltd
ZUU SINGAPORE PTE. LTD.	July 23, 2025	50,000 Class A Ordinary Shares		50,000 preference shares in Aly Pte. Ltd
LEE Moh Ming	July 23, 2025	50,000 Class A Ordinary Shares		50,000 preference shares in Aly Pte. Ltd
CHANG Fook Moy	July 23, 2025	221,447 Class A Ordinary Shares		221,447 preference shares in Aly Pte. Ltd
CHEN Chew Yen	July 23, 2025	50,000 Class A Ordinary Shares		50,000 preference shares in Aly Pte. Ltd
CHIANG Mee Chuen	July 23, 2025	50,000 Class A Ordinary Shares		50,000 preference shares in Aly Pte. Ltd
KOH Yen Khoon (Xu Yanqun)	July 23, 2025	50,000 Class A Ordinary Shares		50,000 preference shares in Aly Pte. Ltd
LIM Ah Hock	July 23, 2025	100,000 Class A Ordinary Shares		100,000 preference shares in Aly Pte. Ltd
ONG Chu Poh	July 23, 2025	50,000 Class A Ordinary Shares		50,000 preference shares in Aly Pte. Ltd
QUESTVC PTE. LTD.	July 23, 2025	50,000 Class A Ordinary Shares		50,000 preference shares in Aly Pte. Ltd
Dr. Clemen Chiang	July 23, 2025	4,000,000 Class A Ordinary Shares		4,000,000 ordinary shares in Aly Pte. Ltd

* (1) On July 4, 2025, the Company passed written resolutions to increase and re-classify its then existing authorized shares and adopt the Amended and Restated Memorandum and Articles. Prior to the re-classification exercise, the Company was authorized to issue a maximum of 50,000 ordinary shares of a single class of no par value each. Subsequent to the increase in authorized shares and re-classification exercise, the Company is authorized to issue an unlimited number of Class A Ordinary Shares and up to a maximum of 5,000,000 Class B Ordinary Shares with no par value each. The one (1) ordinary share held by the Controlling Shareholder, Dr. Clemen Chiang, was repurchased by the Company and cancelled upon repurchase and one (1) Class B Ordinary Share was issued to him after the registration of the Amended and Restated Memorandum and Articles with the BVI Registrar of Corporate Affairs on July 10, 2025.

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(2) On July 15, 2025, Dr. Clemen Chiang transferred 194,121 Class A Ordinary Shares at nominal value of US$0.0001 per Class A Ordinary Share to Colemen Pte. Ltd. at a consideration of US$19.41.

(3) On July 29, 2025, Dr. Clemen Chiang transferred aggregate of 800,000 Class A Ordinary Shares at nominal value of S$0.0001 per Class A Ordinary Share to his relatives, namely (1) 300,000 Class A Ordinary Shares to CHIANG Yee at a consideration of S$30.00; (2) 90,528 Class A Ordinary Shares to TAN Ying Xiu at a consideration of S$9.0528; (3) 240,000 Class A Ordinary Shares to NG Siok Suatt at a consideration of S$24.00; (4) 100,623 Class A Ordinary Shares to YEE Thing Ooi at a consideration of S$10.0623; and (5) 68,849 Class A Ordinary Shares to Tai Sin Keow at a consideration of S$6.8849.

(4) On September 29, 2025, each issued and unissued class A ordinary share without par value of the Company was subdivided into two Class A Ordinary Shares without par value and each issued and unissued class B ordinary share without par value of the Company was subdivided into two Class B Ordinary Shares.

Item 8. Exhibits and Financial Statement Schedules.

(a) The following documents are filed as part of this registration statement:

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or has been included in the financial statements or notes thereto.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1.1†	Form of Underwriting Agreement
3.1†	Amended and Restated Memorandum and Articles of Association
3.2†	Second Amended and Restated Memorandum and Articles of Association
4.1†	Specimen certificate evidencing the Class A Ordinary Shares
5.1†	Opinion of Conyers Dill & Pearman Pte. Ltd. regarding the validity of the Ordinary Shares being registered and certain BVI tax matters
8.1†	Opinion of Bird & Bird AMTD LLP regarding certain legal matters and tax matters of the subsidiary in Singapore
10.1†	Form of Employment Agreement by and between executive officers and the Registrant
10.2†	Form of Independent Directors Agreement by and between the independent directors and the Registrant
10.3†	Form of Indemnification Agreement with the Registrant’s directors and officers
10.4†	Loan agreement between Aly Pte. Ltd. and Colemen Pte. Ltd. dated April 23, 2025
10.5†	Purchase agreement between Aly Pte. Ltd. and Asia Television Digital Media (Malaysia) Sdn Bhd dated March 15, 2025
10.6†	Supplementary agreement between Aly Pte. Ltd. and Asia Television Digital Media (Malaysia) Sdn Bhd dated March 31, 2025
21.1†	List of subsidiaries of the Registrant
23.1**	Consent of Assentsure PAC, an independent registered public accounting firm
23.2†	Consent of Conyers Dill & Pearman Pte. Ltd. (included in Exhibit 5.1)
23.3†	Consent of Bird & Bird AMTD LLP (included in Exhibit 8.1)
24.1†	Power of Attorney (included in signature pages of Registration Statement)
99.1†	Consent of Long Jia Kwang, Independent Director Nominee
99.2†	Consent of Khoo Junhao Jeremy, Independent Director Nominee
99.3†	Consent of Thang Teck Jong, Independent Director Nominee
99.4†	Consent of Ashley Kreamer, Independent Director Nominee
99.5†	Code of Ethics and Business Conduct
99.6†	Audit Committee Charter
99.7†	Nominating and Corporate Governance Committee Charter
99.8†	Compensation Committee Charter
99.9**	Request for Waiver and Representation under Item 8.A.4 of Form 20-F
107†	Calculation of Filing Fee Table

** Filed herewith.

† Previously filed.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on May 1, 2026.

Wealth Management System Inc.

By:	/s/ Clemen Chiang Wen Yuan
Name:	Dr. Clemen Chiang Wen Yuan
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Clemen Chiang Wen Yuan	Chief Executive Officer and Director	May 1, 2026
Name: Dr. Clemen Chiang Wen Yuan	(Principal Executive Officer)

/s/ Chen Chih-Wei	Chief Financial Officer	May 1, 2026
Name: Mr. Chen Chih-Wei	(Principal Financial Officer and Principal Accounting Officer)

/s/ Yee Ser Im	Director and Chief Operating Officer	May 1, 2026
Name: Ms. Yee Ser Im

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement or amendment thereto in New York, New York on May 1, 2026.

Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.

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